Exhibit 10.3

                        RELEASE AND SETTLEMENT AGREEMENT

         THIS RELEASE AND SETTLEMENT AGREEMENT (this "Agreement") is entered into and becomes effective as of November 4, 2005, by and among NuTech Digital, Inc. ("NuTech") and Macy Gray Touring, Inc. f/s/o Macy Gray ("Macy Gray"). NuTech and Macy Gray are referred to in this Agreement from time to time as the "Parties."

                                    RECITALS:

         WHEREAS, the Parties entered into that certain Production Agreement as of September 20, 2004 ("Production Agreement") with respect to the production and filming of a Macy Gray concert in Las Vegas and NuTech's exploitation of certain audio-visual products, including DVDs, based on that filmed concert (the "Concert"), as more fully set forth in the Production Agreement;

         WHEREAS, NuTech has produced an audio-only CD entitled "Macy Gray: Live in Las Vegas" (the "CD") based on the soundtrack of the Concert and has distributed that audio-only product, including SKU 64572 17308 (WEA Selection No. 17308) ("#17308") and SKU 64572 17376 (WEA Selection No. 17376) ("#17376"),
through its distribution arrangement with Warner/Elektra/Atlantic Corporation ("WEA") since on or about August 2005;

         WHEREAS, Macy Gray contends that the distribution of the CD by NuTech was unauthorized and is in breach of the Production Agreement, which specifically precludes any exploitation of any audio-only products based on the Concert, including the CD;

         WHEREAS, NuTech disputes Macy Gray's contentions concerning the CD;

         WHEREAS, the Parties desire to hereby reach a full and final compromise and settlement of all claims relating to NuTech's exploitation of the CD and to have their peace.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the terms, conditions and covenants set forth herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:

         1. Payment to Macy Gray. Upon execution of this Agreement, NuTech shall cause WEA to pay to Macy Gray the sum of one hundred thousand dollars ($100,000). The payment shall be made by wire transfer sent from WEA to the client trust account of King, Holmes, Paterno & Berliner, LLP. NuTech shall direct WEA in writing, with a copy to Macy Gray, to make the $100,000 payment and shall take all necessary steps and execute all necessary documents to insure that the payment is made immediately upon execution of this Agreement, including by immediately sending WEA a letter of direction in substantially the form attached hereto as Exhibit A. The wire transfer instructions are:

                           East West Bank
                           1900 Avenue of the Stars
                           Los Angeles, California 90067

                           ABA Number:  322070381

                           Account of King, Holmes, Paterno & Berliner
                           Attorney-Client Trust Account

                           Account No. 10501369

                           Swift Code:  EWBKUS66XXX

         2. Exploitation of Previously Shipped Units of the CD: Subject to timely payment in full of the amount referenced in Paragraph 1 of this Agreement, NuTech shall have the limited right to continue to distribute all existing units of the CD that have been shipped by WEA to retailers prior to September 30, 2005, which shall not exceed 42,078 units, subject to the terms of this Agreement, including paragraph 3, below. NuTech acknowledges and agrees that it shall have no right whatsoever to cause or authorize the manufacture of any additional copies of the CD, that any existing inventory in NuTech's possession, custody, or control that has not yet been shipped by WEA, including all CDs held at WEA's facility in Gurnee, Illinois, shall be destroyed promptly after execution of this Agreement, and that any units previously shipped by WEA that have not been sold within eighteen months of the date of this Agreement shall be promptly returned to Macy Gray directly by WEA and destroyed. NuTech warrants and represents that to date it has only exploited the CD through its distribution agreement with WEA and that it has not entered into any other distribution arrangements with respect to the CD. NuTech further agrees that it will not enter into any future agreements of any kind with respect to exploitation of the CD or any other audio-only recordings embodying the performances of Macy Gray, whether derived from the Concert or otherwise. NuTech shall have the limited right for the eighteen-month period commencing with the date of this Agreement to continue selling the CD from its website only, provided that all inventory for NuTech's website sales shall be purchased by NuTech from WEA; NuTech agrees that, upon expiration of the eighteen-month period, NuTech shall remove all references to the CD from its website and will not sell any further copies of the CD through its website. Except for the website sales described above, NuTech will not engage in any other direct sales of the CD at any time. NuTech warrants and represents that WEA has not manufactured any copies of the CD and that the only manufacturer to date is L&M Optical Disc West ("L&M") through its agreements with NuTech. Immediately upon execution of this Agreement, NuTech shall request in writing, with a copy to Macy Gray, that L&M cease and desist from any further manufacturing of the CD, destroy all stampers of the CD in its possession, and return all masters and parts to NuTech. NuTech shall timely provide Macy Gray with a copy of the shipping invoice and other documents from L&M reflecting the return of the masters and parts and the destruction of all stampers.

         3. Macy Gray Royalties for Shipped Units: Macy Gray shall receive a royalty equal to $3.34 for #17308 and $3.47 for #17376 (collectively, "Macy's Royalty") for every sale by WEA of the relevant CD, at any time, net of returns, including under paragraph 2 of this Agreement. The above royalty amounts are calculated in reference to the wholesale prices for the 42,078 units shipped by WEA as of the date of this Agreement, as represented by NuTech. If any of those shipped units are sold at a reduced wholesale price after the date of this Agreement, Macy's Royalty for each unit sold at a reduced price shall be an amount equal to fifty percent (50%) of the sum of seventy-eight percent (78%) of the wholesale price, less manufacturing costs and publishing fees for the relevant CD of $2.53 for #17308 or $2.02 for #17376, as applicable; provided, however, that in no event shall Macy's Royalty be less than $1.67 for #17308 and $1.93 for #17376. NuTech shall not approve or authorize any wholesale price for the CD that is less than $7.53. There shall be no deductions whatsoever from Macy's Royalty, including no deductions for any of NuTech's or WEA's or any other third party's marketing, promotional, or production costs, including production costs for any Macy Gray DVD products. Macy's Royalty shall be subject to the same reserve rate that WEA applies to NuTech from time to time under its distribution agreement with WEA, and the reserves applicable to Macy's Royalty shall be liquidated on the same basis as WEA so liquidates for NuTech under their distribution agreement. NuTech shall provide Macy Gray with a copy of each accounting statement that NuTech receives from WEA under their distribution agreement. NuTech shall provide copies of accounting statements to Macy Gray no less than once each month and within three business days of NuTech's receipt of each accounting statement from WEA. NuTech shall also request in writing to WEA, with a copy to Macy Gray, that WEA copy Macy Gray on all accounting statements concerning the CD sent to NuTech by WEA after the date of this Agreement and shall take such other steps as may be necessary to insure that Macy Gray receives those statements.

         4. Recoupment of $100,000 Payment: NuTech shall have the right to recoup the $100,000 payment set forth in paragraph 1 of this Agreement from Macy's Royalty. Once the $100,000 payment is fully recouped, there shall be no further recoupment of any other costs whatsoever, and Macy Gray shall receive Macy's Royalty on all further sale or exploitation of the CD. NuTech shall pay Macy Gray directly her royalties after recoupment, if any, by check made payable to Natalie Hinds, p/k/a Macy Gray, and sent to the following address:

                           Howard Grossman
                           GLWG
                           10960 Wilshire Blvd. Suite 2150
                           Los Angeles, CA  90024
                           Tax Payer ID No.:###-##-####

Royalty payments shall be paid to Macy Gray no less than once every four weeks for every four-week period in which royalties are due under this Agreement. NuTech shall make the payments within ten days of receipt of each accounting statement from WEA that reflects that additional royalties are due to Macy Gray under this Agreement. Any failure by NuTech to timely make royalty payments when due, as set forth above, shall constitute a material breach of this Agreement for which NuTech shall be obligated to pay Macy Gray liquidated damages in the amount of fifteen thousand dollars ($15,000), which amount the Parties agree shall not be deemed a penalty of any kind and is a reasonable estimate of actual damages suffered by Macy Gray as a result of any failure by NuTech to timely pay Macy's Royalty when due. The liquidated damages shall be paid in addition to any royalties owed to Macy Gray under this Agreement as a result of NuTech's failure to make timely payment, or otherwise. The CD royalties payable under this Agreement shall be accounted for separately and without relation to NuTech's accounting to Macy Gray for sales of DVDs and other audio-visual products under the Production Agreement. The CD account and the DVD account shall not be cross-collateralized.

         5. No Right to Exploit the CD: Except for the limited right to exploit previously shipped units of the CD, as set forth in paragraph 2 of this Agreement, NuTech shall have no right to manufacture or exploit the CD or any other audio-only Macy Gray products derived from the Concert or otherwise. NuTech acknowledges and agrees that the Production Agreement does not give it any rights to produce, sell, license, or otherwise exploit the CD or any other audio-only products recorded at the Concert.

         6. Copyright Assignment: Upon execution of this Agreement, NuTech shall execute and provide to Macy Gray a notarized assignment of copyright substantially in the form attached hereto as Exhibit B, assigning to Macy Gray all of NuTech's right, title, and interest in and to the copyright in the sound recording entitled "Macy Gray: Live in Las Vegas," as well as any and all audio-only versions of any footage or other recordings in NuTech's possession, custody, or control embodying the performances and/or voice of Macy Gray. At the time this Agreement is executed by NuTech, NuTech shall provide Macy Gray with a copy of all such audio-only recordings in its possession, custody, or control for purposes of copyright registration. The Parties shall arrange a mutually convenient time to meet at King, Holmes, Paterno & Berliner LLP for purposes of NuTech's execution of the agreement and delivery of the above materials.

         7. Time of the Essence: Time is of the essence with respect to all obligations of the Parties under this Agreement, including the obligations set forth in paragraphs 1-6.

         8. Payment a Material Term: Timely payment in full of the $100,000 amount set forth in paragraph 1 of this Agreement is a material term and condition precedent to this Agreement. In the event that Macy Gray does not receive the payment immediately upon execution of this Agreement, this Agreement, including the mutual general releases set forth in paragraph 9 of this Agreement, shall be null and void and without any force or effect.

         9. Mutual General Releases. Effective as of the date hereof, and except for obligations arising out of this Agreement, Macy Gray Touring, Inc., f/s/o Macy Gray, for itself, and for its respective officers, directors, partners, shareholders, subsidiaries, agents, representatives, employees, servants, attorneys, successors in interest, personal representatives, heirs, legatees, devisees, assigns, and each of them ("Macy Gray Releasors"), hereby absolutely, fully and forever waive, release and discharge NuTech Digital, Inc., and its respective officers, directors, partners, shareholders, subsidiaries, agents, representatives, employees, servants, attorneys, successors in interest, personal representatives, heirs, legatees, devisees, assigns, and each of them, whether past, present or future ("NuTech Releasees"), of and from any and all actions, causes of action, suits, claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys' fees, damages, or judgments of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, which the Macy Gray Releasors may now have, or at any time may have had, or which at any time hereafter may have or claim to have against the NuTech Releasees, prior to the date hereof arising out of or relating to NuTech's production and exploitation of the CD.

         Effective as of the date hereof, and except for obligations arising out of this Agreement, NuTech Digital, Inc., for itself, and for its respective officers, directors, partners, shareholders, subsidiaries, agents, representatives, employees, servants, attorneys, successors in interest, personal representatives, heirs, legatees, devisees, assigns, and each of them ("NuTech Releasors"), hereby absolutely, fully and forever waive, release and discharge Macy Gray Touring, Inc., f/s/o Macy Gray, and its respective officers, directors, partners, shareholders, subsidiaries, agents, representatives, employees, servants, attorneys, successors in interest, personal representatives, heirs, legatees, devisees, assigns, and each of them, whether past, present or future ("Macy Gray Releasees"), of and from any and all actions, causes of action, suits, claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys' fees, damages, or judgments of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, which the NuTech Releasors may now have, or at any time may have had, or which at any time hereafter may have or claim to have against the Macy Gray Releasees, prior to the date hereof arising out of or relating to NuTech's production and exploitation of the CD.

         10. No Assignment of Claims. The Parties to this Agreement warrant and represent to one another that they have not assigned or transferred, or will in the future assign or transfer, either voluntarily or involuntarily, any claim, cause of action, or right based on, arising out of, or in connection with this Agreement whether potential, known or unknown, foreseen or unforeseen that is being released pursuant hereto.

         11. Effect of Settlement Agreement. This Agreement is entered into by and between the Parties hereto solely for the purpose of compromising and settling certain matters in dispute. It does not constitute, nor shall it be construed to constitute, an admission by any of the Parties hereto of the truth or validity of any claims asserted by the Parties.

         12. No Effect on Audio-Visual Products: This Agreement, including the mutual general releases set forth in paragraph 9 herein, shall not be deemed to alter, modify, release, or otherwise affect the Parties' respective rights, obligations, or liabilities under the Production Agreement with respect to the exploitation of DVDs or other audio-visual products.

         13. Necessary Documents. The Parties agree to execute and/or file any and all documents necessary to fully comply with the terms, condition, spirit and intent of this Agreement.

         14. Notices: Unless otherwise specifically provided in this Agreement, all notices, demands, requests, approvals or other communications (collectively and severally called "Notices") given with respect to this Agreement, shall be in writing, and shall be given by: (1) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (2) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency) or (3) by electronic or facsimile transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be addressed to the parties as follows:

                         Macy Gray:   Macy Gray Touring, Inc. f/s/o Macy Gray
                                      c/o King, Holmes, Paterno & Berliner, LLP
                                      1900 Avenue of the Stars, Suite 2500
                                      Los Angeles, California 90067
                                      Attention:  Jill H. Berliner, Esq.
                                      (310) 282-8989 telephone
                                      (310) 282-8903 facsimile

                         NuTech:      NuTech Digital, Inc.
                                      7900 Gloria Avenue
                                      Van Nuys, California 91406
                                      Attn.:  Mr. Lee Kasper
                                      Fax:  818-994-1575

         15. Waiver, Modification and Amendment. No provision of this Agreement may be waived until it is done so in writing and signed by all Parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. This Agreement may be modified or amended only by a written agreement executed by all of the Parties hereto.

         16. Agreement Not Binding Until Executed: This Agreement is not binding and shall have no force or effect until it is fully executed by all Parties, payment in full has been made to Macy Gray under paragraph 1 of this Agreement, and copies of all sound recordings have been provided to Macy Gray pursuant to paragraph 6 of this Agreement.

         17. Construction, Jurisdiction and Enforcement. This Agreement shall be construed in accordance with, and governed by the laws of the State of California. In the event this Agreement must be enforced by a court of law, the Parties hereby agree that such action shall be tried by a court of the State of California, County of Los Angeles, and that the prevailing party in any such action will be entitled to recover its reasonable attorneys' fees and costs incurred in enforcing the terms of this Agreement.

         18. Execution. This Agreement may be executed in counterparts. All counterparts when executed shall constitute one agreement binding on all Parties. A faxed copy of this Agreement may be deemed an original. Each Party represents and warrants to the other that the person signing the agreement is fully authorized to do so on behalf of that Party.

         19. Titles and Captions. Paragraphs, titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision herein.

         20. Construction of Agreement: The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either of the parties. The parties acknowledge that each was represented by counsel in the negotiation of this Agreement and that this Agreement was drafted jointly by such counsel.

         21. Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties, and any and all prior discussions, negotiations, commitments and understandings related hereto are hereby merged herein. No representations, oral or otherwise, expressed or implied, other than those contained herein have been made by any Party hereto. No other agreements not specifically referred to herein, oral or otherwise, relating to this Agreement, shall be deemed to exist or to bind any of the Parties hereto.

         IN WITNESS WHEREOF, the undersigned hereby agree to the terms, conditions and covenants set forth above, and their attorneys indicate their approval as to the form of this Agreement and its execution by their respective signatures in the appropriate spaces below, as of the date first above-written.

--------------------------------------------------------------------------------
NuTech Digital, Inc.                   Macy Gray Touring, Inc., f/s/o Macy Gray


By:                                    By:
   ----------------------------------      -------------------------------------
     Lee H. Kasper, CEO/President               Macy Gray


                                           -------------------------------------
                                                Macy Gray

--------------------------------------------------------------------------------

                                    EXHIBIT A

                               LETTER OF DIRECTION

                                November 13, 2005

Warner-Elektra-Atlantic Corporation
75 Rockefeller Plaza
New York, NY  10019
Attn:  Ariel Taitz

Gentlemen:

         NuTech Digital, Inc. ("NuTech") has entered into a settlement agreement with Macy Gray Touring, Inc. f/s/o Macy Gray ("Macy Gray") pursuant to which NuTech is obligated to pay certain sums and to make certain royalty payments to Macy Gray.

         NuTech hereby requests and irrevocably authorizes and directs Warner-Elektra-Atlantic Corporation ("WEA") to pay Macy Gray, on its behalf, the sum of One Hundred Thousand Dollars (US $100,000.00) ("Payment"). Such Payment shall be made promptly following the complete execution of this Letter of Direction. The Payment to Macy Gray shall constitute payment to NuTech for all purposes under the distribution agreement between Nutech and WEA.

         Subject to and contingent upon Macy Gray's timely receipt of the $100,000 Payment, and provided that WEA does not sell more than 43,000 units of the Product (as defined below), Macy Gray hereby withdraws the demand to cease and desist from distributing the product "Macy Gray: Live in Las Vegas," selection numbers 17308 and 17376 (the "Product") made to the Warner Music Group set forth in the letter from Seth Miller, dated September 30, 2005, and hereby permits WEA to resume distribution of the existing inventory of Product (estimated to be 42,078 units), but not to ship any additional units of the Product. In addition, Macy Gray, on behalf of herself and her former and present agents, managers, representatives, assigns, predecessors, successors, related entities, employees, heirs, executors, administrators and attorneys (individually and collectively, the "Macy Gray Parties"), discharge WEA, and its former and present shareholders, members, officers, directors, agents, managers, representatives, assigns, predecessors, successors, parent companies (including, without limitation, Warner Music Inc. and Warner Music Group Corp.), subsidiaries, labels, affiliates, related entities, licensees, distributors, retailers, employees, administrators and attorneys (individually and collectively, the "WEA Parties"), from and of any and all claims, demands, actions, causes of action, suits, sums of money, accounts, covenants, agreements, contracts and promises, in law or in equity, which the Macy Gray Parties had, now have or may hereafter have against the WEA Parties, whether sounding in contract, tort, or otherwise, arising from the beginning of the world through the date of this letter agreement, that arises out of, concerns or relates in any way to the manufacture, distribution and exploitation of the Product.

         The immediate Payment of $100,000 under this authorization will be remitted to Macy Gray by wire transfer pursuant to the following wire transfer instructions:

                           East West Bank
                           1900 Avenue of the Stars
                           Los Angeles, California 90067

                           ABA Number:  322070381

                           Account of King, Holmes, Paterno & Berliner
                           Attorney-Client Trust Account

                           Account No. 10501369

                           Swift Code:  EWBKUS66XXX
                           Tax Payer ID No.: 95-4558729

--------------------------------------------------------------------------------
                                          Very truly yours,


                                          -------------------------------
                                          Lee Kasper, CEO/President
                                          NuTech Digital, Inc.

                                          -------------------------------
                                          Date

--------------------------------------------------------------------------------


AGREED TO INSOFAR AS IT CONCERNS US:

Warner/Elektra/Atlantic Corporation

By:
   -----------------------------
Name:
Its:







--------------------------------
Macy Gray

                                    EXHIBIT B

                             ASSIGNMENT OF COPYRIGHT

         ASSIGNOR:  NuTech Digital, Inc.

         ASSIGNEE:  Macy Gray Touring, Inc.

         For good and valuable consideration, receipt of which is hereby acknowledged, ASSIGNOR hereby assigns, transfers, and sets over unto ASSIGNEE and its successors and assigns, one hundred percent (100%) of ASSIGNOR's right, title, and interest in the universe-wide copyright in and to the sound recording entitled "Macy Gray: Live in Las Vegas," as well as any and all audio-only versions of any footage or other recordings in NuTech's possession, custody, or control embodying the performances and/or voice of Macy Gray, together with all renewals and extensions thereof throughout the universe.

         IN WITNESS WHEREOF, the undersigned has executed the foregoing Assignment as of this ___ day of November 2005.



         ---------------------------------------
         ASSIGNOR

STATE OF CALIFORNIA                       )
                                          )   ss.
COUNTY OF LOS ANGELES                     )


         On ____________________, before me, ____________________, a Notary
Public in and for said County and State, personally appeared ____________________, proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

                                            -------------------------------
                                            Signature of Notary